Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TIB Financial Corp.:

We consent to the incorporation by reference in this Registration Statement of TIB Financial Corp. on Form S-3 of our report dated March 17, 2008 on the consolidated financial statements and effectiveness of internal control over financial reporting of TIB Financial Corp., which report appears in the Annual Report on Form 10-K of TIB Financial Corp. for the year ended December 31, 2007, and to the references to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida
December 31, 2008